Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Managers

DB Commodity Services LLC:

We consent to the incorporation by reference in the Registration Statement on Form S-3 of PowerShares DB Multi-Sector Commodity Trust, of our reports dated March 1, 2013 for PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund, and PowerShares DB Base Metals Fund, with respect to the statements of financial condition, including the schedules of investments, of PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund, and PowerShares DB Base Metals Fund as of December 31, 2012 and 2011, and the related statements of income and expenses, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which reports appear in the December 31, 2012 Annual Reports on Form 10-K of PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund, and PowerShares DB Base Metals Fund.

We consent to the incorporation by reference in the Registration Statement on Form S-3 of PowerShares DB Multi-Sector Commodity Trust of our report dated March 20, 2013, with respect to the statements of financial condition of DB Commodity Services LLC as of December 31, 2012 and 2011, and the related statements of income and expenses, changes in member’s capital (deficit), and cash flows for each of the years in the two-year period ended December 31, 2012, which report appears in the Current Report on Form 8-K of PowerShares DB Multi-Sector Commodity Trust dated March 21, 2013.

We also consent to the reference to our firm under the heading “Experts” in the above noted Registration Statement.

/s/ KPMG LLP

New York, New York

January 7, 2014